Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made as of this 7th day of August 2026, by and between GrabAGun Digital Holdings Inc., a Texas corporation having its principal office at 200 East Beltline Road, Suite 403, Coppell, Texas 75019 (the “Company”), and Jonathan A. Terry (the “Employee” and, together with the Company, the “Parties,” each individually, a “Party”).

WHEREAS, the Company desires to employ the Employee as its Chief Financial Officer, and the Employee is willing to accept and undertake such employment, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Company and the Employee agree as follows:

1. EMPLOYMENT. The Company agrees to and does hereby employ the Employee, and the Employee agrees to and does hereby accept employment by the Company, commencing on August 10, 2026 (the “Effective Date”). Employee will be appointed as the Company’s Chief Financial Officer effective on August 14, 2026.

2. DUTIES; FULL-TIME SERVICES.

2.1 Duties. The Employee’s responsibilities and duties shall include, without limitation, the performance of those duties consistent with the Employee’s position as Chief Financial Officer, including, but not limited to: ensuring the accurate, timely preparation of financial statements in accordance with GAAP; overseeing the preparation and filing of quarterly and annual SEC financial statement filings; overseeing the internal controls over financial reporting and related compliance framework of the Company and its subsidiaries; manage relationships with underwriters, banks, and capital market advisors; and providing strategic counsel to executive leadership and the Board of Directors of the Company (the “Board”).

2.2 Reporting; Additional Duties. The Employee shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and the chair of the Audit Committee, and will be subject to policies adopted by the Company and policies set by the Board. The Employee shall perform such other reasonable and appropriate duties as are assigned to him from time to time by the Chief Executive Officer and the chair of the Audit Committee, provided that such other duties shall not diminish the prestige and responsibilities of the Employee’s position. At the request of the Chief Executive Officer, the Employee shall serve the Company and/or any of its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Employee’s position as Chief Financial Officer of the Company.

2.3 Full-Time Services. The Employee agrees that during the Employment Period (as defined below) he will devote all of his full business time and energies to his responsibilities for the business and affairs of the Company and will faithfully and to the best of his ability discharge those duties to the reasonable satisfaction of the Chief Executive Officer and chair of the Audit Committee. During the Employment Period, the Employee will not accept other gainful employment or become or remain an officer or director of any other corporation, except with the consent of the Chief Executive Officer. Notwithstanding the foregoing, the Employee may engage in charitable or civic activities and/or serve as an director, officer, executor, trustee or other similar fiduciary capacity; provided, however, that in no event may any activity be undertaken or continued if it would (i) be in violation of any provision of this Agreement or other agreement between the Employee and the Company, (ii) interfere with the performance of the Employee’s duties for the Company, or (iii) present a conflict of interest with the Company’s business interests. As used in this Agreement, the term “Employment Period” means the period commencing on the Effective Date and continuing until the termination of the Employee’s employment with the Company in accordance with Section 4.

2.4 Location. The Employee’s principal place of employment shall be the Company’s principal executive offices (the “Dallas Office”), except for required travel on the Company’s business. The Dallas Office currently is located at Galleria Tower II, 13455 Noel Rd, Suite 410, Dallas, Texas, 75240, and is anticipated to be relocated to 4880 Alpha Rd, Farmers Branch, Texas 75244 during the end of the fourth quarter of 2026. Employee is required to perform duties onsite at the Dallas Office during the Company’s regular business days and hours, or as otherwise directed by the Company.

3. COMPENSATION.

3.1 For all services performed by the Employee for the Company during the Employment Period, the Employee will be compensated as follows:

(a) Base Salary. The Employee shall receive a base salary of $400,000 per annum (as increased from time to time, the “Base Salary”), paid in accordance with the Company’s normal payroll practices.

(b) Equity Awards. On the Effective Date, the Company shall grant the Employee $300,000 in restricted stock units (the “RSU Award”), with the aggregate number of shares of the Company’s common stock underlying the RSU Award determined based on the market value of the shares at the close of trading on the grant date. The RSU Award shall vest one-third (1/3) on each of the first, second and third anniversaries of the Effective Date, subject to the Employee continuing to be employed by the Company through the relevant vesting dates. The RSU Award will be subject to terms of the Company’s 2025 Stock Incentive Plan, as may be amended, restated, supplemented or otherwise modified from time to time, and any successor equity compensation plan thereto (the “Incentive Plan”) and a restricted stock unit agreement between the Employee and the Company.

(c) Performance Bonus. The Employee shall be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) and receive an annual performance bonus for the prior calendar year (the “Annual Bonus”), with a target bonus opportunity of 60% of your base salary, with a maximum payout potential of 120% based on a combination of Company and individual performance goals established annually by the Company and the Compensation Committee of the Board.

(d) Long-Term Incentive Plan (“LTIP”). The Employee will be eligible to participate in the Company’s LTIP alongside the other executive officers of the Company. The LTIP is currently being finalized and is expected to be presented for approval by the Compensation Committee and full Board of Directors at the August 10–11, 2026 board meeting. The specific terms of your LTIP participation, including grant values, vesting schedules, and performance metrics, will be communicated to you in writing promptly following board approval.

(e) One-Time Relocation Assistance Package. Company will provide up to $40,000 in reimbursement for relocation.

3.2 Vacation; Benefits.

(a) The Employee shall be eligible for paid time off (“PTO”) for vacation, personal, and sick purposes in reasonable amounts, subject to the prior approval of the Chief Executive Officer to ensure that the operational needs of the Company are met at such time or times. PTO is not accrued or earned, and there is no fixed annual entitlement or carryover from year to year. Because PTO does not accrue, the Employee will not be entitled to any payout for unused PTO upon termination of employment for any reason. The Employee shall also be entitled to paid Company holidays as established annually in accordance with the Company’s policies.

(b) The Employee shall have the right, on the same basis as other employees of the Company, to participate in, and to receive benefits under all employee health, disability, insurance, welfare benefit and retirement plans, arrangements, practices and programs the Company provides to its other employees in accordance with the terms thereof as in effect from time to time. The Company reserves the right to modify, amend and/or terminate any and all of its benefits plans at its discretion.

3.3 Expenses. The Employee will be reimbursed for the Employee’s actual, necessary and reasonable business expenses pursuant to Company policy.

4. TERMINATION.

4.1 Termination at the Company’s Election.

(a) For Cause. The Company may terminate the Employee’s employment immediately and without notice during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events: (i) the Employee’s gross misconduct in the performance of his duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after written demand for performance is delivered to the Employee by the Chief Executive Officer, which demand specifically identifies the manner in which the Chief Executive Officer believes the Employee has not performed his duties but only if the Employee has not cured the failure within fifteen (15) days of receiving such notice; (ii) the Employee’s commission of an act of fraud or material dishonesty resulting in material reputational, economic or financial injury to the Company; (iii) during the Employment Period, the Employee’s commission of, including any entry by the Employee of a guilty or no contest plea to, a felony or other crime involving moral turpitude; (iv) a material breach by the Employee of his fiduciary duty to the Company which results in material reputational, economic or other injury to the Company; or (v) the Employee’s material breach of his representations, warranties and obligations under a written agreement between the Company and the Employee, including, without limitation, such a breach of this Agreement, which is not cured within fifteen (15) days after receipt of notice from the Company of the specific nature of the breach, including the specific provision of the Agreement that the Employee has breached. If the Employee’s employment is terminated under this Section 4.1(a), the Company will have no liability under this Agreement to the Employee other than (i) to pay any Base Salary that has accrued but not been paid, (ii) unreimbursed business expenses for which expenses the Employee has timely submitted appropriate documentation in accordance with Section 3.3 hereof and (iii) to pay any accrued paid time off that has not been paid, to the extent payment is required by Company policy or law (collectively, the “Accrued Payments”).

(b) Upon Disability or Death. The Employee’s employment may be terminated if, during the Employment Period, (i) the Employee should by reason of any medically determinable physical or mental impairment, become unable to perform, with or without reasonable accommodation, the essential functions of his job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”) or (ii) the Employee’s death (“Death”). If the Employee’s employment is terminated under this Section 4.1(b), the Company will have no other liability under this Agreement to the Employee or his estate, as applicable, other than to pay the Accrued Payments.

(c) Without Cause. The Employee and the Company expressly agree that nothing in this Agreement shall prohibit the Company from terminating the Employee’s employment for any reason by giving thirty (30) days advance written notice to the Employee and that any such termination will not constitute a breach of this Agreement. If the Company terminates the Employee’s employment for any reason other than as set forth in Sections 4.1(a) or 4.1(b) above, the Company will pay to the Employee (subject to the Employee’s execution and delivery of a general release of claims in favor of the Company), (i) the Base Salary for twelve months immediately following the termination, which will be paid periodically, as though he were still on the Company’s payroll, and (ii) the Annual Bonus for the year of termination, which will be paid at the time bonuses are normally paid, based on actual achievement of the performance criteria, but pro-rated for the Employee’s period of employment during the fiscal year in which the termination occurs. In addition, the Company will provide the Employee with such benefits as the Employee is receiving upon the date of termination for the six (6) month period following the Employee’s termination. The Company will also pay the Accrued Payments.

4.2 Termination by Employee. Notwithstanding anything contained elsewhere in this Agreement to the contrary, the Employee may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in the Employee’s sole discretion by giving thirty (30) days’ written notice to the Company pursuant to Section 12. If the Employee’s employment is terminated under this Section 4.2, the Company will have no other liability under this Agreement to the Employee, other than to pay the Accrued Payments.

4.3 Any termination of the Employee’s employment with the Company under this Section 4 shall not affect obligations of the Employee under Sections 5, 6, 7 and 8 of this Agreement.

4.4 Resignation from other Positions. If, as of the date that the Employee’s employment terminates for any reason, the Employee is a member of the Board (or the board of directors of any entity affiliated with the Company), or holds any other offices or positions with the Company (or any entity affiliated with the Company), the Employee shall, unless otherwise requested by the Company, immediately relinquish and/or resign from any such board memberships, offices and positions as of the date the Employee’s employment terminates. The Employee agrees to execute such documents and take such other actions as the Company may request to reflect such relinquishments and/or resignation(s).

5. CONFIDENTIALITY.

5.1 Definition and Use of Confidential Information. As used in this Agreement, “Confidential Information” means trade secrets and any other proprietary or confidential information that derives independent economic value to the Company from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and that is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy. Confidential Information may include, but not be limited to, inventions, disclosures, processes, systems, know-how, methods, techniques, drawings, applications, solutions, materials, devices, research activities and plans, scientific data, specifications, costs of production, prices, promotional methods, financial information, marketing plans or customer and supplier information.

The Employee agrees that any Confidential Information which the Employee may acquire in the course of employment with the Company, shall be regarded as held by him in a fiduciary capacity solely for the benefit of the Company, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished or made available to any third party or be otherwise used by the Employee other than in the regular course of business of the Company. Information or collections of information shall be considered covered by the preceding sentence if not known by the public generally, even though portions of such information may be publicly available or may be available to certain third parties pursuant to arrangements with the Company.

5.2 Delivery of Confidential Information upon Termination. Upon termination of his employment with the Company, the Employee will deliver to the Company all writings relating to or containing Confidential Information, including without limitation, notes, memoranda, letters, drawings, diagrams, printouts, computer tapes, computer disks, and any other form of recorded information.

5.3 Exemption from Liability. The Employee shall not be considered in breach of this Section 5 and shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information, including a trade secret, that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law. The same immunity will be provided for the disclosure of any Confidential Information (including a trade secret) that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Employee may also, in connection with filing a lawsuit for retaliation by the Company for reporting a suspected violation of law, disclose the Confidential Information (including a trade secret) to the Employee’s attorney and use such information in the court proceeding if the Employee files any document containing such information under seal and does not disclose the information, except pursuant to court order.

6. DEVELOPMENTS. The Employee agrees promptly to disclose to the Company all inventions, improvements, enhancements, discoveries and developments which are within the scope of the Company’s business during the Employment Period, and which are made, developed, or conceived by him, either solely or jointly with others, during the Employment Period. All such inventions, improvements, enhancements, discoveries and developments shall become and remain the property of the Company, whether or not patent or copyright applications are filed thereon or with respect thereto, and the Employee, in consideration for the execution of this Agreement and his employment by the Company, hereby sells, assigns and transfers to the Company all right, title and interest in and to such inventions, improvements, enhancements, discoveries and developments and further agrees that he will cooperate fully and unconditionally in all reasonable requests by the Company in furtherance of protecting, developing or exploiting commercially any inventions, improvements, enhancements, discoveries and developments disclosed pursuant to this Section 6. Further, the Employee agrees that he will promptly execute all necessary documents requested of him by the Company incidental to any patent or copyright applications, assignments, powers of attorney and all other documents and do such other things as, in the opinion of counsel for the Company, may be necessary or useful for the full enjoyment thereof throughout the world by the Company and its designees.

7. NON-SOLICITATION; NON-COMPETITION.

7.1 Non-Solicitation. In addition to the limitations contained in Section 2, the Employee agrees that during the term of this Agreement, and for a period of two years after termination of this Agreement, he shall not in act in any capacity, either separately or in association with others, on behalf of any party other than the Company to: (a) employ or solicit for employment or endeavor in any way to entice away from employment with Company (i) any current employee of the Company or (ii) any person who was employed by the Company in any preceding 12-month period; (b) solicit, induce or influence any supplier, customer, agent, consultant or other person that has a business relationship with Company to discontinue, reduce or modify such relationship with the Company; nor (c) solicit or enter into negotiations with any of the Company’s identified potential acquisition candidates who were identified during the Employment Period.

7.2 Non-Competition. The Employee agrees that for a period of one year after termination of his employment with the Company he will not compete, directly or indirectly, with the Company in fields of business in which the Company is engaged as of the date of the termination of his employment in any state in which the Company is conducting business. For the purposes of this Section 7.2, direct competition means designing, developing, producing or selling products competitive with those of the Company. Indirect competition means accepting employment and performing the same or similar functions as the Employee performs for the Company, with a third party which provides products competitive with the Company’s products.

7.3 Enforcement. The Employee acknowledges and agrees that in the event of a violation or the Employee’s threatened violation of the covenants set forth in Section 7.1 or 7.2 (the “Restrictive Covenants”), the Company shall have no adequate remedy at law and shall therefore be entitled to seek to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the Parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

8. COMPANY POLICIES; INDEMNIFICATION.

(a) Company Policies. Without limiting the Employee’s obligations hereunder, the Employee agrees to abide by all Company policies as in effect from time to time, including without limitation the Company’s Code of Business Conduct and Ethics, Anti-Corruption Policy, Insider Trading Policy, Related Person Transaction Policy, and Employee Manual.

(b) Indemnification. The Company agrees to indemnify the Employee to the fullest extent permitted by law and/or the Company’s governing certificate of formation, bylaws and other organizational documents against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that the Employee is or was an employee, officer, or director of the Company. The Company shall maintain directors and officers liability insurance and will pay the expenses incurred in defending any proceeding referenced in the foregoing in advance of its final disposition; provided, however, that such advance payment shall be made only upon receipt of (a) an undertaking by the Employee to repay all amounts advanced if it should ultimately be determined that the Employee is not entitled to be indemnified under this Agreement or otherwise, and (b) the Employee written certification that, to the best of his knowledge, the Employee is entitled to be indemnified under this Agreement. This Section 8(b) shall survive termination or expiration of this Agreement or termination of the Employee’s employment.

9. ABILITY TO PERFORM. The Employee hereby represents and warrants to the Company that he has entered into no agreements which in any way limit or render the Employee incapable of performing his obligations under this Agreement or his fiduciary duties as the Chief Financial Officer of the Company.

10. SURVIVAL OF OBLIGATIONS. The covenants and agreements set forth in this Agreement shall survive any termination of this Agreement and remain in full force and effect regardless of the cause of the termination to the full extent necessary to protect the interest of the Party in whose favor they run.

11. ASSIGNABILITY OF AGREEMENT.

11.1 By Employee. Except as otherwise provided in this Agreement, the Employee shall not be entitled to assign (voluntarily or involuntarily, by operation of law or otherwise) any of his rights under this Agreement, nor delegate any of his duties or obligations under this Agreement, without the prior written consent of the Company.

11.2 By the Company. The benefits hereunder with respect to the rights of the Company to the services of the Employee may be assigned by the Company, with the consent of the Employee, to any other company or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company or to a company controlled by it, or controlling it, or under common control with it; provided, however, that the assignment shall not be effective unless the assignee specifically agrees in writing to be bound by, and assume, the obligations and liabilities of the Company under this Agreement.

12. NOTICES. All notices, consents, waivers or demands of any kind which either Party to this Agreement may be required or may desire to serve on the other Party in connection with this Agreement, shall be in writing and may be delivered by personal service or sent by email or registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed as follows:

The Company:	GrabAGun Digital Holdings Inc.
200 E. Beltline Rd., Suite 403
Coppell, Texas 75019
Attn: Chief Executive Officer

with copies to:	GrabAGun Digital Holdings Inc.
200 E. Beltline Rd., Suite 403
Coppell, Texas 75019
Attn: General Counsel and Corporate Secretary

the Employee:	At the address set forth in Employee’s personnel file.

If sent by email, a confirmed copy of email notice shall promptly be sent by mail (in the manner provided above) to the addresses. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of the third (3rd) business day after the date of mailing, whichever is earlier in time. Either Party thereto may, from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered. Nothing contained in this Agreement shall excuse either Party from giving oral notice to the other when prompt notification is appropriate, but any oral notice given shall not satisfy the requirement of written notice as provided in this Section.

13. SUPERSEDES OTHER AGREEMENTS. This Agreement supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral regarding the subject matter herein.

14. GOVERNING LAW. This Agreement shall be interpreted and enforced according to the laws of the State of Texas (regardless of that state or any other jurisdiction’s conflict of law principles). The Parties agree to submit any dispute, claim or controversy relating to this Agreement, the Employee’s employment or the termination thereof to arbitration under the Employment Arbitration Rules of the American Arbitration Association, which shall have exclusive jurisdiction over such dispute. The Parties agree to enter into mediation prior to arbitration.

15. SEVERABILITY. If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the Parties, it will be stricken, (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction, and (c) the remainder of this Agreement will remain in full force and effect.

16. TAX WITHHOLDING. All compensation payable to the Employee under this Agreement is stated in gross amounts and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld. Notwithstanding any provision in any award agreement issued under the Incentive Plan to the contrary, the Employee may satisfy any tax withholding obligations with respect to any equity issued under the Incentive Plan by electing to have the Company withhold a number of shares otherwise to be issued to the Employee having a fair market value equal to the taxes to be withheld.

17. SECTION 409A. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If the Employee is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after the Employee’s “separation from service” that, absent the application of this Section 17, would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six months after the Employee’s “separation from service,” or (ii) the Employee’s death.

18. SECTION 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to the Employee (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of Section 7 hereof that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the Employee’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 18 shall be made in writing in good faith based on the advice of a nationally recognized accounting firm selected by the Company (with approval of the Employee) (the “Accountants”). In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the Total Payments that are payable in cash under this Agreement (with the latest payments being forfeited first) and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 18, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 18, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 18.

19. COUNTERPARTS. This Agreement may be executed in two original counterparts. Both counterparts shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have entered into the above Agreement as of the day and year first above written.

/s/ Jonathan A. Terry
Jonathan A. Terry

GRABAGUN DIGITAL HOLDINGS INC.

By:	/s/ Marc Nemati
	Name:	Marc Nemati
	Title:	President and Chief Executive Officer

11